State Street Bank and Trust Company

Attention To: Sheila McClorey

One Heritage Drive

North Quincy, MA 02171

December 17, 2018

Letter Agreement and Initial Certification

Dear State Street Bank and Trust Company,

State Street Navigator Securities Lending Trust (the “Fund”) and State Street Bank and Trust Company (“State Street”) hereby agree as follows:

State Street is a financial institution that is subject to a rule implementing the Anti-Money Laundering Program requirements of 31 U.S.C. §5318(h), and is primarily regulated by the Federal Reserve, a Federal functional regulator.

In order to satisfy the Fund’s obligations under 31 CFR § 1010.220 (the “Mutual Fund CIP Rule”) and 31 CFR § 1010.230 (the “Mutual Fund CDD Rule”), the Fund will rely on State Street’s performance of the Customer Identification Program (“CIP”) and Customer Due Diligence (“CDD”) procedures contained in State Street’s Anti-Money Laundering Program with respect to any Fund customer that opens, or has opened, an account or has established a similar formal banking or business relationship with State Street to provide or engage in services, dealings, or other financial transactions (“Customer”); provided, however, that if a Customer can be excluded from the definition of “legal entity customer” (as defined in 31 CFR § 1010.230), the requirements to collect and verify beneficial ownership information under 31 CFR § 1010.230 will not be applicable with respect to such Customer. In order to rely on State Street’s performance of those procedures, the Fund is required to receive annual written certification from State Street of the following:

A)

State Street is a financial institution that is subject to a rule implementing the Anti-Money Laundering Program requirements of 31 U.S.C. §5318(h) and is regulated by the Federal Reserve, a Federal functional regulator; and

B)

State Street has implemented its Anti-Money Laundering Program, pursuant to which it will perform appropriate CIP and CDD procedures with respect to Customers (i.e., identity verification procedures, which include collecting the required information from Customers and any beneficial owners thereof as defined in applicable regulations, which include, without limitation, 31 CFR § 1010.230 (“Beneficial Owners”) and using some or all of that information to verify the identities of Customers and any Beneficial Owners thereof; keeping required records related to the CIP and CDD; determining whether a Customer appears on a designated list of known or suspected terrorists or terrorist organizations; and providing Customers with adequate notice that information is being requested to verify their identities).

The Fund acknowledges that it is ultimately responsible for complying with its own applicable anti-money laundering laws and regulations.

By signing this letter, State Street: (1) agrees to all the terms herein; and (2) provides to the Fund the initial certification described in sections A and B. On an annual basis thereafter, State Street shall provide to the Fund a further written certification as to its CIP and CDD procedures in the form of the attached Appendix.

This agreement shall remain in effect unless and until it is terminated In writing by either party, with at least 180 days’ prior written notice to the other party. If this agreement is terminated by State Street, State Street shall provide to the Fund, on the effective date of termination, a written certification in the form of the attached Appendix, relating to the period from the date of the last such certification that State Street provided pursuant to this agreement to the termination date.

Sincerely,

/s/ Ann Carpenter
State Street Navigator Securities Lending Trust

Name: Ann Carpenter

Title: Vice President and Deputy Treasurer

Agreed to this 17th day of December, 2018

/s/ Andrew Erickson
State Street Bank and Trust Company

Name: Andrew Erickson

Title: Executive Vice President

APPENDIX

State Street Navigator Securities Lending Trust [Attention To:]

[Address Street]

[Address 2]

[City, State Zip Code]

[Date:]

Annual Certification as to Customer Identification Program and Customer Due Diligence

Dear [placeholder: insert name],

Street Bank and Trust Company (“State Street”) understands and acknowledges that for purposes of the State Street Navigator Securities Lending Trust’s (the “Fund”) compliance with 31 CFR § 1010.220 (the “Mutual Fund CIP Rule”) and 31 CFR § 1010.230 (the “Mutual Fund CDD Rule”), the Fund will rely on State Street’s performance of the Customer Identification Program (“CIP”) and Customer Due Diligence (“CDD”) procedures contained in State Street’s Anti-Money Laundering Program with respect to any Fund customer that opens, or has opened, an account or has established a similar formal banking or business relationship with State Street to provide or engage in services, dealings, or other financial transactions (“Customer”); provided, however, that if a Customer can be excluded from the definition of “legal entity customer” (as defined in 31 CFR § 1010.230), the requirements to collect and verify beneficial ownership under 31 CFR § 1010.230 will not be applicable with respect to such Customer.

State Street hereby certifies that the following is true and was true at all times for the one-year period from [ ] to [ ]:

A)

State Street is a financial institution that is subject to a rule implementing the Anti-Money Laundering requirements of 31 U.S.C. §5318(h) and is primarily regulated by the Federal Reserve, a Federal functional regulator; and

B)

State Street has implemented its Anti-Money Laundering Program, pursuant to which it will perform appropriate CIP and CDD procedures with respect to Customers (i.e., identity verification procedures, which include collecting the required information from Customers and beneficial owners thereof as defined in applicable regulations, which include, without limitation, 31 CFR § 1010.230 (“Beneficial Owners”) and using some or all of that information to verify the identifies of Customers and Beneficial Owners thereof; keeping required records related to the CIP and CDD; determining whether a Customer appears on a designated list of known or suspected terrorists or terrorist organizations; and providing Customers with adequate notice that information is being requested to verify their identities).

Sincerely,

State Street Bank and Trust Company

Name:
Title: